Exhibit 99.1

Emerald Oil Reports Second Quarter 2013 Results

DENVER, CO – August 6, 2013 --- Emerald Oil, Inc. (NYSE MKT: EOX) (“Emerald” or the “Company”), today announced its results for the quarter ended June 30, 2013. Emerald plans to file its quarterly report on Form 10-Q with the U.S. Securities and Exchange Commission no later than Wednesday, August 7, 2013.

Highlights

•	Increased second quarter production to 126,783 BOE, an average of 1,393 BOEPD and an increase of 31% compared to the first quarter of 2013;
•	Increased oil and natural gas sales to $10.6 million, up from $6.8 million in the second quarter of 2012 and $8.2 million in the first quarter of 2013, representing an increase of 56% and 29%, respectively;
•	Ended the second quarter with a cash balance of $72.7 million, redeemed $15.0 million of the Series A Preferred Stock and recently entered into an amendment with Wells Fargo Bank which increased Emerald’s borrowing base to $75.0 million;
•	Adjusted EBITDA* of $2.8 million or $0.09 per share (basic);
•	Adjusted cash flow* loss of $0.3 million or $(0.01) per share (basic); and
•	Adjusted loss* of $7.6 million or $0.23 per share (basic).

* Non-GAAP financial measure. Please see Adjusted EBITDA, Adjusted Cash Flow and Adjusted Income (Loss) descriptions and tables later in this earnings release for a reconciliation of these measures to their nearest comparable GAAP measure. Adjusted EBITDA, cash flow and loss were impacted by non-recurring advisory and legal fees related to transactions closed during the quarter.

McAndrew Rudisill, Emerald’s Chief Executive Officer, stated, “The results of Emerald’s first round of operated wells continue to be very strong. Our team is enhancing the fracture stimulation design of each new well with a specific focus on fracture propogation and placement of a higher concentration of proppant in each stage of the well. We continue to methodically add acreage around our core operating position in McKenzie County, ND and will re-deploy proceeds from sales of our non-operated working interests into acquiring new operated Drilling Spacing Units in the Williston Basin. We’ve built strong operating momentum, and are focused on building Emerald’s production while driving our capital costs down through more efficient drilling techniques, carefully engineered fracture stimulation designs and leveraging our growing field infrastructure. We reaffirm both our 2013 average and year end production guidance.”

Production from Emerald Operated Wells

In May 2013, Emerald completed its second operated Bakken well, the Arsenal Federal 1-17-20H. The initial peak 24 hour rate for the well was 1,638 Boe/d. The Arsenal Federal 1-17-20H produced 23,043 barrels of oil equivalent (BOE) during the first 30 days of production or an average of 768 barrels of equivalent per day (Boe/d);

In June 2013, Emerald completed its third operated Bakken well, the Caper 1-15-22H. The initial peak 24 hour rate for the well was 2,063 Boe/d, which is the highest initial peak rate for an Emerald operated well to date. The Caper 1-15-22H produced 29,815 BOE during the first 30 days of production or an average of 994 Boe/d.

In June 2013, Emerald completed its fourth operated Bakken well, the Mongoose 1-8-5H well. The initial peak 24 hour rate for the well was 1,523 Boe/d. The Mongoose 1-8-5H well produced 26,773 BOE during the first 30 days of production or an average of 892 Boe/d.

Continued Operated Well Development Program

In July 2013, Emerald completed both the Talon 1-9-4H and Slugger 1-16-21H wells on the same pad location. Both wells were completed with 34 frac stages. Emerald is currently drilling out the plugs on both the Talon and the Slugger and will report the results of both wells with the next sequence of completed wells after 30 days of production data.

Emerald deployed its second rig in mid-June and is currently drilling the Hot Rod 1-27-26H and Excalibur 5-25-36H wells. After these two wells are drilled, Emerald intends to fracture stimulate the wells as soon as possible.

Acreage Acquisition

On April 29, 2013, Emerald entered into a purchase and sale agreement with a third party to acquire approximately 5,874 net acres of undeveloped leasehold in McKenzie County, North Dakota for approximately $6.5 million or approximately $1,100 per net acre. The acquired acreage is directly south and contiguous to Emerald’s existing operated area in McKenzie County, North Dakota. The acquisition added six additional operated drilling spacing units in Emerald’s Low Rider Prospect in McKenzie County, North Dakota.

On August 2, 2013, Emerald closed a transaction with a third party to acquire approximately 3,500 net acres of partially developed leasehold in McKenzie County, North Dakota for approximately $10.5 million or approximately $3,000 per net acre. The acquired acreage is directly southeast and contiguous to Emerald’s existing Low Rider Prospect in McKenzie County, North Dakota. The acquisition added eight additional operated drilling spacing units in Emerald’s Low Rider Prospect in McKenzie County, North Dakota, providing Emerald with a total of 23 operated drilling spacing units. The acreage is currently producing approximately 120 Boe/d from the Duperow, Bird Bear and Red River formations.

The Company’s average working interest in its Low Rider operated area after the recent acquisition is approximately 67% and the Company continues to work toward increasing the average well working interest towards 75%. On a pro forma basis to reflect closed and pending acquisitions, the Company expects to have approximately 58,000 net acres in the Williston Basin, of which approximately 25,750 net acres are operable in McKenzie, Dunn and Williams County, North Dakota, and Richland County, Montana.

Sale of Non-Operated Leasehold

On April 17, 2013, the Company sold its interest in approximately 970 net mineral acres in the Williston Basin to a third party for a total sale price of approximately $7.1 million, including sales price adjustments for development costs, production revenue and operating expenses during the effective period. The acreage was associated with working interests in Williston Basin Bakken and Three Forks wells not operated by the Company.

Well Development Activity

During the second quarter 2013, Emerald invested approximately $26.7 million on well development in the Williston Basin.

2013 Capital Budget

Emerald is maintaining its previously announced 2013 capital budget of $127.6 million. The Company has been drilling operated wells in less than 30 days at a total cost of approximately $10.0 million, which is in line with its previous estimate. Reduced drilling times should allow the Company to drill a total of approximately 12.0 net operated wells during 2013. Emerald plans to spend $120.2 million to drill operated wells and approximately $7.4 million to participate in 0.8 net non-operated wells. In addition, the Company has allocated $20 million for potential acreage acquisitions in its core areas.

The following table summarizes Emerald’s Williston Basin acreage position pro forma for closed and pending acquisitions along with planned 2013 capital expenditures:

			Planned Capital Expenditures
	Net Acres	Net Identified Drilling Locations	Net Wells	Drilling Capex
Operated	25,750	138	12.0	$120.2
Non-Operated	32,250	166	0.8	7.4
Total Williston Basin	58,000	304	12.8	$127.6

Production Guidance

The Company expects third quarter production to average 2,050 Boe/d. Given positive results from its initial operated wells, Emerald re-affirms its December 2013 exit rate production guidance of 2,850 Boe/d.

Second Quarter 2013 Results

Revenues from oil and natural gas sales increased 56% for the three months ended June 30, 2013 compared to the three months ended June 30, 2012, driven primarily by a 49% increase in production volumes. Production primarily increased due to the addition of 2.84 net productive operated wells and 3.12 net productive non-operated wells in the Williston Basin from July 1, 2012 to June 30, 2013. During the three months ended June 30, 2013, Emerald realized an $85.09 average price per barrel of oil (including realized derivatives) compared to an $83.43 average price per barrel of oil during the three months ended June 30, 2012. The oil price differential during the three months ended June 30, 2013 was $6.49 per barrel, as compared to $9.11 per barrel in the three months ended June 30, 2012.

	Three Months Ended June 30,
	2013	2012
Net Oil and Natural Gas Revenues:
Oil	$10,340,742	$6,696,034
Natural Gas and Other Liquids	234,076	67,395
Total Oil and Natural Gas Sales Before Derivatives	10,574,818	6,763,429
Realized Gain (Loss) on Commodity Derivatives	(183,573)	88,568
Unrealized Gain (Loss) on Commodity Derivatives	848,910	2,162,975
Total Oil and Natural Gas Sales Net of Derivatives	11,240,155	9,014,972

Net Production:
Oil (Bbl)	119,366	81,323
Natural Gas and Other Liquids (Mcf)	44,500	24,237
Barrels of Oil Equivalent (Boe)	126,783	85,363

Average Sales Prices:
Oil (per Bbl)	$86.63	$82.34
Effect of Settled Oil Derivatives on Average Price (per Bbl)	(1.54)	1.09
Oil Net of Settled Derivatives (per Bbl)	$85.09	$83.43

Natural Gas and Other Liquids (per Mcf)	$5.26	$2.78

Barrel of Oil Equivalent with Realized Derivatives (per Boe)	$81.96	$80.27

The table below summarizes Emerald’s gross and net productive operated and non-operated oil wells by state at June 30, 2013 and June 30, 2012. The below table does not include 23 gross (.33 net) non-operated Bakken and Three Forks wells and 4 gross (2.62 net) operated Bakken wells that were in the process of being drilled, awaiting completion, in the process of completion or awaiting flow back subsequent to fracture stimulation as of June 30, 2013 and 30 gross (1.10 net) non-operated Bakken and Three Forks wells as of June 30, 2012.

	June 30,
	2013		2012
	Gross	Net	Gross	Net
North Dakota Bakken and Three Forks – operated	4	2.84	—	—
North Dakota Bakken and Three Forks – non-operated	189	7.50	132	5.25
Montana Bakken and Three Forks – non-operated	26	2.18	18	1.31
Colorado Niobrara in DJ Basin – non-operated	3	1.50	5	2.50
Total:	222	14.02	155	9.06

Liquidity and Shares Outstanding

On May 22, 2013, the Company completed a public offering of 12,000,000 shares of common stock at a price of $6.10 per share for total net proceeds of approximately $69.3 million.  The Company incurred costs of approximately $4.3 million related to this transaction, which were netted against the proceeds of the transaction through additional paid-in capital. The underwriters elected to exercise the over-allotment option to sell an additional 1,800,000 shares of common stock at $6.10 per share. The net proceeds from the over-allotment exercise were approximately $10.5 million after deducting underwriting discounts and commissions.

On June 4, 2013 the Company completed a private placement of 2,758,600 shares of common stock at a price of $5.93 per share for net proceeds of approximately $16.2 million after deducting placement agent fees of approximately $0.2 million. The issuance of the common stock was made in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof, which exempts transactions by an issuer not involving a public offering.

Emerald intends to use the net proceeds from these offerings, along with cash on hand, cash flow from operations, proceeds from the sale of assets and additional borrowings under the revolving credit facility, to fund its capital budget for the remainder of 2013. Any remaining net proceeds will be used for general corporate purposes, including working capital.

On June 20, 2013, Emerald redeemed 150,000 shares of the Series A Perpetual Preferred Stock for $17,203,767 including $1,875,000 of redemption premium and $328,767 in accrued dividends on the redeemed shares. The redemption premium is treated as a dividend and recorded as a return of equity to the investor through a charge to additional paid-in capital.

In August 2013, Emerald completed the semi-annual borrowing base redetermination of its revolving credit facility. As a result, Emerald entered into an amendment with Wells Fargo Bank, which increased its borrowing base to $75.0 million from the previous $27.5 million. Currently the credit facility is undrawn.

Emerald had approximately 42.5 million shares of common stock outstanding on August 6, 2013.

Unrealized Loss on Warrants

During the quarter, the Company recognized an unrealized loss on its warrant liability of $0.6 million. This mark-to-market charge relates to the warrants attached to the preferred stock issued to White Deer Energy in February 2013. Each quarter the Company will mark-to-market the warrants and adjust for the change in the statement of operations as a non-cash charge.

Gain (Loss) on Commodity Derivatives

Realized commodity derivative gains (losses) were $(183,573) for the three months ended June 30, 2013 compared to $88,568 for the three months ended June 30, 2012. Unrealized commodity derivative gains were $848,910 for the three months ended June 30, 2013 compared to $2,162,975 for the three months ended June 30, 2012. Emerald’s derivatives are not designated for hedge accounting and are accounted for using the mark-to-market accounting method whereby gains and losses from changes in the fair value of derivative instruments are recognized immediately into earnings.  Mark-to-market accounting treatment creates volatility in Emerald’s revenues as unrealized gains and losses from derivatives are included in total revenues and are not included in accumulated other comprehensive income in the accompanying balance sheets.  As commodity prices increase or decrease, such changes will have an opposite effect on the mark-to-market value of Emerald’s derivatives.  Future derivatives gains will be offset by lower future wellhead revenues. Conversely, future derivatives losses will be offset by higher future wellhead revenues based on the value at the settlement date.  At June 30, 2013, all of Emerald’s derivative contracts are recorded at their fair value, which was a net asset of $49,331.

	Three Months Ended June 30,
	2013	2012
Net Revenues:
Total Oil and Natural Gas Sales	$10,574,819	$6,763,429
Realized Gain (Loss) on Commodity Derivatives	(183,573)	88,568
Unrealized Gain on Commodity Derivatives	848,910	2,162,975
Total Revenues	$11,240,156	$9,014,972

Non-GAAP Financial Measures

Adjusted EBITDA

In addition to reporting net income (loss) as defined under GAAP, Emerald also presents net earnings before interest, income taxes, dividends, depreciation, depletion, and amortization, impairment of oil and natural gas properties, accretion of discount on asset retirement obligations, unrealized gain (loss) from mark-to-market on commodity derivatives, mark-to-market on Emerald’s warrant liability and non-cash expenses relating to stock-based compensation recognized under ASC Topic 718 (“Adjusted EBITDA”), which is a non-GAAP performance measure. Adjusted EBITDA consists of net earnings after adjustment for those items described in the table below. Adjusted EBITDA does not represent, and should not be considered an alternative to GAAP measurements, such as net income (loss) (its most directly comparable GAAP measure), and Emerald’s calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating the items described below, Emerald believes the measure is useful in evaluating its fundamental core operating performance. The Company also believes that Adjusted EBITDA is useful to investors because similar measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies in similar industries. Emerald’s management uses Adjusted EBITDA to manage Emerald’s business, including in preparing Emerald’s annual operating budget and financial projections. Emerald’s management does not view Adjusted EBITDA in isolation and also uses other measurements, such as net income (loss) and revenues to measure operating performance.

Adjusted EBITDA for the second quarter 2013 was $2,826,645, up from $2,246,234 for the first quarter ended March 31, 2013 and down from $4,811,883 for the second quarter ended June 30, 2012. The year over year decrease in Adjusted EBITDA was driven mostly by higher G&A expense during the quarter ended June 30, 2013. Adjusted EBITDA per BOE for the quarter ended June 30, 2013 was $22.95, compared to $23.44 per BOE for the first quarter ended March 31, 2013 and $56.37 per BOE for the second quarter ended June 30, 2012. The following table provides a reconciliation of net income (loss) to Adjusted EBITDA for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net loss	$(1,723,134)	$(6,960,908)	$(8,207,957)	$(7,217,278)
Less: Preferred stock dividends	(5,665,670)	—	(6,282,108)	—
Net loss attributable to common stockholders	(7,388,804)	(6,960,908)	(14,490,065)	(7,217,278)
Add: Impairment of oil and natural gas properties	—	10,191,234	—	10,191,234
Interest expense	75,186	169,445	254,676	685,235
Accretion of discount on asset retirement obligations	7,850	3,423	14,062	5,990
Depletion, depreciation and amortization	3,615,842	3,171,512	6,795,815	5,180,641
Stock-based compensation	1,057,811	400,152	2,365,797	727,877
Warrant revaluation expense	642,000	—	4,081,000	—
Preferred stock dividends	1,201,370	—	1,817,808	—
Preferred stock redemption premium	1,875,000	—	1,875,000	—
Accretion of preferred stock issuance discount	2,589,300	—	2,589,300	—
Less: Unrealized gain on commodity derivatives	(848,910)	(2,162,975)	(230,514)	(1,278,083)
Adjusted EBITDA	$2,826,645	$4,811,883	$5,072,879	$8,295,616

Adjusted Cash Flow

In addition to reporting net income (loss) as defined under GAAP, Emerald also presents cash flow before cash paid for interest and dividends (“Adjusted Cash Flow”), which is a non-GAAP performance measure. Adjusted Cash Flow consists of adjusted EBITDA after adjustment for those items described in the table below. Adjusted Cash Flow does not represent, and should not be considered an alternative to GAAP measurements, such as net income (loss) (its most directly comparable GAAP measure), and Emerald’s calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating the items described below, Emerald believes the measure is useful in evaluating its fundamental core operating performance. The Company also believes that Adjusted Cash Flow is useful to investors because similar measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies in similar industries. Emerald’s management uses Adjusted Cash Flow to manage Emerald’s business, including in preparing Emerald’s annual operating budget and financial projections. Emerald’s management does not view Adjusted Cash Flow in isolation and also uses other measurements, such as net income (loss) and revenues to measure operating performance.

Adjusted cash flow during second quarter of 2013 was $(341,868) or $(0.01) per share. Adjusted cash flow is calculated by deducting cash paid towards interest and dividends from Adjusted EBITDA. Cash paid during second quarter 2013 towards interest was $92,143 compared to interest expense of $75,186 reported in the Company’s statement of operations, which included adjustments for unamortized financing costs and capitalized interest. Cash dividend paid during second quarter 2013 for the Series A Perpetual Preferred Stock dividend and deemed dividends was $3,076,370. Cash paid towards interest during the previous quarter ended March 31, 2013 was $163,663 and cash paid towards interest for the previous year quarter ended June 30, 2012 was $189,412. As of June 30, 2013, the annual interest rate on the Company’s credit facility was 0.375% which is the minimum commitment fee as no funds were drawn against the facility. The annual dividend rate on the preferred stock is 10%.

	Three Months Ended June 30,
	2013	2012
Adjusted EBITDA (1)	$2,826,645	$4,811,883
Cash paid during the period for interest	(92,143)	(189,412)
Cash paid during the period for dividends	(3,076,370)	—
Adjusted cash flow	$(341,868)	$4,622,471
Adjusted cash flow per share – basic	$(0.01)	$0.56
Weighted average shares outstanding – basic	32,602,115	8,284,940

(1) See previous table for reconciliation of net loss to Adjusted EBITDA.

Adjusted Income (Loss)

In addition to reporting net income (loss) as defined under GAAP, Emerald also presents net earnings before the effect of any unrealized gain (loss) from mark-to-market on commodity derivatives and mark-to-market on Emerald’s warrant liability (“adjusted income (loss)”), which is a non-GAAP performance measure. Adjusted income (loss) consists of net earnings after adjustment for those items described in the table below. Adjusted income (loss) does not represent, and should not be considered an alternative to GAAP measurements, such as net income (loss), and Emerald’s calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating the items described below, Emerald believes the measure is useful in evaluating Emerald’s fundamental core operating performance. The Company also believes that adjusted income (loss) is useful to investors because similar measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies in similar industries. Emerald’s management uses adjusted income to manage Emerald’s business, including in preparing Emerald’s annual operating budget and financial projections. Emerald’s management does not view adjusted income (loss) in isolation and also uses other measurements, such as net income (loss) and revenues to measure operating performance. The following table provides a reconciliation of net income (loss), to adjusted income (loss) for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net loss	$(1,723,134)	$(6,960,908)	$(8,207,957)	$(7,217,278)
Less: Preferred stock dividends and deemed dividends	(5,665,670)	—	(6,282,108)	—
Net loss attributable to common stockholders	(7,388,804)	(6,960,908)	(14,490,065)	(7,217,278)
Impairment of oil and natural gas properties	—	10,191,234	—	10,191,234
Unrealized gain on commodity derivatives	(848,910)	(2,162,975)	(230,514)	(1,278,083)
Warrant revaluation expense	642,000	—	4,081,000	—
Adjusted income (loss)	$(7,595,714)	$1,067,351	$(10,639,579)	$1,695,873

Adjusted income (loss) per share – basic and diluted	$(0.23)	$0.13	$(0.36)	$0.20

Weighted average shares outstanding – basic	32,602,115	8,284,940	29,166,411	8,275,364
Weighted average shares outstanding – diluted	32,602,115	8,402,007	29,166,411	8,408,018

Derivative Instruments and Price Risk Management

Emerald utilizes commodity swap contracts and costless collars (purchased put options and written call options) to (i) reduce the effects of volatility in price changes on the oil commodities it produces and sells, (ii) reduce commodity price risk and (iii) provide a base level of cash flow in order to assure it can execute at least a portion of its capital spending.

All derivative positions are carried at their fair value on the condensed balance sheet and are marked-to-market at the end of each period. Both the unrealized and realized gains and losses resulting from the contract settlement of derivatives are recorded in the loss on commodity derivatives line on the condensed consolidated statement of operations.

The following table reflects open commodity swap contracts as of June 30, 2013, the associated volumes and the corresponding weighted average NYMEX reference price:

Settlement Period	Oil (Barrels)	Fixed Price
Oil Swaps
July 1, 2013 – December 31, 2013	64,824	$91.00
July 1, 2013 – December 31, 2013	27,000	90.05
July 1, 2013 – December 31, 2013	76,000	94.30
2013 Total/Average	167,824	$92.34

January 1, 2014 – December 31, 2014	103,267	$91.00
January 1, 2014 – December 31, 2014	31,000	90.05
January 1, 2014 – December 31, 2014	79,000	94.30
2014 Total/Average	213,267	$92.08

January 1, 2015 – February 28, 2015	13,876	$91.00
January 1, 2015 – February 28, 2015	5,000	90.05
January 1, 2015 – February 28, 2015	10,000	94.30
2015 Total/Average	28,876	$91.98

Conference Call

Emerald will host a conference call on Wednesday, August 7, 2013 at 10:00 a.m. Eastern Time (8:00 a.m. Mountain Time) to discuss financial and operational results for the quarter.

Emerald Oil, Inc. 2Q 2013 Financial and Operational Results Conference Call
Date:	Wednesday, August 7, 2013
Time:	10:00 a.m. Eastern Time
9:00 a.m. Central Time
8:00 a.m. Mountain Time
7:00 a.m. Pacific Time
Webcast:	Live and rebroadcast over the Internet at the Emerald Oil website
Website:	www.emeraldoil.com
Telephone Dial-In:	877-407-8831 (toll-free) and 201-493-6736 (international)

Telephone Replay:	Available through Wednesday, August 14, 2013
877-660-6853 (toll-free) and 201-612-7415 (international)
Passcode: 413333

About Emerald

Emerald is a Denver-based independent exploration and production company focused on the development of its approximate 58,000 net acres in the Williston Basin in North Dakota and Montana, prospective for oil in the Bakken and Three Forks formations. Emerald holds approximately 14,500 net acres in the Sand Wash Basin in northwest Colorado, prospective for oil in the Niobrara formation, and holds approximately 33,500 net acres in central Montana, prospective for oil in the Heath formation. For more information, visit the Company’s website at www.emeraldoil.com.

Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of the securities laws. All statements other than statements of historical facts included herein may constitute forward-looking statements. Forward-looking statements in this document may include statements regarding the Company’s expectations regarding the successful closing of and the amount of proceeds from transactions; expectations regarding the Company’s operational, exploration and development plans; expectations regarding the nature and amount of the Company’s reserves; and expectations regarding production, revenues, cash flows and recoveries. When used in this press release, the words "will," "potential," "believe," "estimate," "intend," "expect," "may," "should," "anticipate," "could," "plan," "predict," "project," "profile," "model," or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in oil and natural gas prices, uncertainties inherent in estimating quantities of oil and natural gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and natural gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

EMERALD OIL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	June 30, 2013	December 31, 2012
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$72,691,018	$10,192,379
Trade Receivables	18,305,731	12,573,156
Other Receivables	1,380,241	1,133,849
Prepaid Expenses and Other Current Assets	317,670	103,173
Total Current Assets	92,694,660	24,002,557
PROPERTY AND EQUIPMENT
Oil and Natural Gas Properties, Full Cost Method
Proved Oil and Natural Gas Properties	218,086,027	167,618,422
Unproved Oil and Natural Gas Properties	55,968,534	61,454,831
Equipment and Facilities	88,441	—
Other Property and Equipment	586,680	385,023
Total Property and Equipment	274,729,682	229,458,276
Less – Accumulated Depreciation, Depletion and Amortization	(87,026,331)	(80,230,517)
Total Property and Equipment, Net	187,703,351	149,227,759
Prepaid Drilling Costs	1,628	100,193
Fair Value of Commodity Derivatives	456,780	25,397
Debt Issuance Costs, Net of Amortization	225,108	269,681
Deposits on Acquisitions	1,050,000	—
Other Non-Current Assets	175,100	260,775
Total Assets	$282,306,627	$173,886,362
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts Payable	$38,609,740	$39,169,037
Fair Value of Commodity Derivatives	407,449	206,645
Accrued Expenses	1,977,640	420,521
Advances from Joint Interest Partners	834,639	—
Total Current Liabilities	41,829,468	39,796,203
LONG-TERM LIABILITIES
Revolving Credit Facility	—	23,500,000
Asset Retirement Obligations	432,149	296,074
Warrant Liability	12,707,000	—
Total Liabilities	54,968,617	63,592,277

COMMITMENTS AND CONTINGENCIES

Preferred Stock – Par Value $.001; 20,000,000 Shares Authorized;
Series A Perpetual Preferred Stock – 350,000 and 0 issued and outstanding at June 30, 2013 and December 31, 2012, respectively. Liquidation preference value of $39,375,000 and $0, as of June 30, 2013 and December 31, 2012, respectively.	26,142,294	—
Series B Voting Preferred Stock – 5,114,633 and 0 issued and outstanding at June 30, 2013 and December 31, 2012, respectively. Liquidation preference value of $5,115 and $0, as of June 30, 2013 and December 31, 2012, respectively.	5,000	—

STOCKHOLDERS’ EQUITY
Common Stock, Par Value $.001; 500,000,000 Shares Authorized, 42,458,258 and 24,734,643 Shares Issued and Outstanding at June 30, 2013 and December 31, 2012, respectively	42,459	24,735
Additional Paid-In Capital	279,526,394	180,439,530
Accumulated Deficit	(78,378,137)	(70,170,180)
Total Stockholders’ Equity	201,190,716	110,294,085
Total Liabilities and Stockholders’ Equity	$282,306,627	$173,886,362

EMERALD OIL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
REVENUES
Oil and Natural Gas Sales	$10,574,818	$6,763,429	$18,791,799	$11,861,762
Realized and Unrealized Gain (Loss) on Commodity Derivatives	665,337	2,251,543	(102,267)	1,339,108
Total Revenue	11,240,155	9,014,972	18,689,532	13,200,870
OPERATING EXPENSES
Production Expenses	1,596,353	484,829	2,635,885	951,459
Production Taxes	1,048,541	728,588	1,750,397	1,234,609
General and Administrative Expenses	5,979,739	1,215,218	11,368,552	2,157,349
Depletion of Oil and Natural Gas Properties	3,584,803	3,160,368	6,741,781	5,158,427
Impairment of Oil and Natural Gas Properties	—	10,191,234	—	10,191,234
Depreciation and Amortization	31,039	11,144	54,034	22,214
Accretion of Discount on Asset Retirement Obligations	7,850	3,423	14,062	5,990
Total Operating Expenses	12,248,325	15,794,804	22,564,711	19,721,282

LOSS FROM OPERATIONS	(1,008,170)	(6,779,832)	(3,875,179)	(6,520,412)

OTHER INCOME (EXPENSE)
Interest Expense	(75,186)	(169,445)	(254,676)	(685,235)
Warrant Revaluation Expense	(642,000)	—	(4,081,000)	—
Other Income (Expense), Net	2,222	(11,631)	2,898	(11,631)
Total Other Expense, Net	(714,964)	(181,076)	(4,332,778)	(696,866)

LOSS BEFORE INCOME TAXES	(1,723,134)	(6,960,908)	(8,207,957)	(7,217,278)

INCOME TAX EXPENSE	—	—	—	—

NET LOSS	(1,723,134)	(6,960,908)	(8,207,957)	(7,217,278)
Less: Preferred Stock Dividends and Deemed Dividends	(5,665,670)	—	(6,282,108)	—
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(7,388,804)	$(6,960,908)	$(14,490,065)	$(7,217,278)

Net Loss Per Common Share - Basic and Diluted	$(0.23)	$(0.84)	$(0.50)	$(0.87)

Weighted Average Shares Outstanding — Basic and Diluted	32,602,115	8,284,940	29,166,411	8,275,364

EMERALD OIL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended June 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(8,207,957)	$(7,217,278)
Adjustments to Reconcile Net Loss to Net Cash Provided By Operating Activities:
Depletion of Oil and Natural Gas Properties	6,741,781	5,158,427
Impairment of Oil and Natural Gas Properties	—	10,191,234
Depreciation and Amortization	54,034	22,214
Amortization of Debt Issuance Costs	44,573	278,776
Accretion of Discount on Asset Retirement Obligations	14,062	5,990
Unrealized Gain on Commodity Derivatives	(230,514)	(1,278,083)
Warrant Revaluation Expense	4,081,000	—
Share-Based Compensation Expense	2,365,797	727,877
Changes in Assets and Liabilities:
Increase in Trade Receivables	(5,732,575)	(4,282,176)
Increase in Other Receivables	(246,392)	—
Increase in Prepaid Expenses and Other Current Assets	(214,497)	(139,821)
Decrease in Other Non-Current Assets	85,675	—
Increase in Accounts Payable	1,069,554	46,454
Increase (Decrease) in Accrued Expenses	1,557,119	(176,697)
Increases in advances from Joint Interest Partners	834,639	—
Net Cash Provided By (Used In) Operating Activities	2,216,299	3,336,917
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of Other Property and Equipment	(201,657)	(1,497)
Increase in Deposits for Acquisitions	(1,050,000)	—
Use of (Payments for) Prepaid Drilling Costs	98,565	(3,579)
Proceeds from Sale of Oil and Natural Gas Properties, Net of Transaction Costs	15,160,206	—
Investment in Oil and Natural Gas Properties	(54,689,661)	(15,776,228)
Net Cash Used For Investing Activities	(40,682,547)	(15,781,304)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from the Issuance of Common Stock, Net of Transaction Costs	95,973,701	—
Proceeds from Issuance of Preferred Stock and Warrants, Net of Transaction Costs	47,183,994	—
Payments on Preferred Stock	(15,000,000)	—
Advances on Revolving Credit Facility and Term Loan	—	18,030,730
Payments on Revolving Credit Facility	(23,500,000)	—
Payments on Senior Secured Promissory Notes	—	(15,000,000)
Cash Paid for Finance Costs	—	(399,816)
Preferred Stock Dividends and Deemed Dividends	(3,692,808)	—
Net Cash Provided by Financing Activities	100,964,887	2,630,914
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	62,498,639	(9,813,473)
CASH AND CASH EQUIVALENTS – BEGINNING OF PERIOD	10,192,379	13,927,267
CASH AND CASH EQUIVALENTS – END OF PERIOD	$72,691,018	$4,113,794
Supplemental Disclosure of Cash Flow Information
Cash Paid During the Period for Interest	$255,776	$613,814
Cash Paid During the Period for Income Taxes	$—	$—
Non-Cash Financing and Investing Activities:
Oil and Natural Gas Properties Property Included in Accounts Payable	$37,344,286	$35,288,407
Stock-Based Compensation Capitalized to Oil and Natural Gas Properties	$310,264	$395,768
Accretion on Preferred Stock Issuance Discount	$2,589,300	$—
Capitalized Asset Retirement Obligations	$122,013	$76,184
Common Stock Issued for Oil and Natural Gas Properties	$6,736,935	$—

Investor Relations Contact:

Emerald Oil, Inc.

Ryan Smith

Vice President of Capital Markets & Strategy

(303) 323-0008

info@emeraldoil.com

www.emeraldoil.com